As filed with the Securities and Exchange Commission on May 14, 2020.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3153858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

345 Inverness Drive South, Building B, Suite 250

Englewood, Colorado 80112
(720) 696-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Durbin

345 Inverness Drive South, Building B, Suite 250

Englewood, Colorado 80112

Telephone: (720) 696-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mitchell S. Bloom, Esq.
Heidi Mayon, Esq.

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

(415) 733-6000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share (1)	5,063,374	$0.6371	$3,225,875.58	$418.72

(1)	Represents 5,063,374 shares of common stock issued or issuable upon exercise of warrants that are being registered for resale by the selling stockholders named herein.

(2)

Pursuant to Rule 416 there are also being registered hereunder such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of a stock split, stock dividend, recapitalization or similar transaction involving the registrant’s common stock.

(3)	Based on the maximum exercise price of $0.6371 per share of the warrants in accordance with Rule 457(g) under the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION,
DATED May 14, 2020.

PROSPECTUS

5,063,374 Shares

Common Stock

The selling stockholders named in this prospectus may offer and sell from time to time up to an aggregate of 5,063,374 shares of common stock issued or issuable upon exercise of warrants.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $24,000.

On May 13, 2020, the last reported sales price for our common stock on The Nasdaq Capital Market was $0.6188 per share.

Information regarding the selling stockholders and the manner in which they acquired their shares, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

All of the securities offered by this prospectus may be sold from time to time by or on behalf of the selling stockholders. The prices at which the selling stockholders may sell their shares of our common stock will be determined by the prevailing market price for the shares or in negotiated transactions.

Investing in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment.  See “Risk Factors,” which begins on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transactions that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this prospectus is ___________, 2020

TABLE OF CONTENTS

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus.  If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.  These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

As used in this prospectus, unless the context otherwise requires, references to the “company,” “Viveve,” “we,” “us” and “our” refer to Viveve Medical, Inc. and, where appropriate, our subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue,” and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions, risks and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors referenced in the section “Risk Factors.”

This prospectus contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our limited cash and our history of losses;
●	our ability to achieve profitability;
●	our limited operating history;
●	emerging competition and rapidly advancing technology;
●	whether we are successful in having our medical device approved for sale by the U.S. Food and Drug Administration or by foreign regulatory authorities for all indications;
●	whether demand develops for our medical device;
●	the impact of competitive or alternative products, technologies and pricing;
●	the adequacy of protections afforded to us by the patents that we own and the cost to us of maintaining, enforcing and defending those patents;
●	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property;
●	our exposure to and ability to defend third-party claims and challenges to our patents and other intellectual property rights;
●	our ability to obtain adequate financing in the future, as and when we need it;
●	our ability to continue as a going concern;
●	the direct and indirect impact of COVID-19 on our business and operations, including product sales, expenses, supply chain, manufacturing, research and development costs, clinical trials and employees;
●	the impact of COVID-19 and related downturn of the U.S. and global economies;
●	our success at managing the risks involved in the foregoing items; and
●	other factors discussed in this prospectus.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties and other factors more fully discussed in the "Risk Factors" section in this prospectus, the section of any accompanying prospectus supplement entitled "Risk Factors" and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under "Item 1A. Risk Factors" and elsewhere in our Annual Report on Form 10-K for the period ended December 31, 2019, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus and the documents we incorporate by reference herein represent our views as of their respective dates. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

ii

OFFERING SUMMARY

The following is only a summary, and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference into this prospectus under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” from our other filings with the SEC, as well as any prospectus supplement applicable to an offering of the securities registered pursuant to the registration statement of which this prospectus forms a part. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” beginning on page 3.

Our Business

Viveve designs, develops, manufactures and markets a platform medical technology, which we refer to as Cryogen-cooled Monopolar Radiofrequency, or CMRF. Our proprietary CMRF technology is delivered through a radiofrequency generator, handpiece and treatment tip, that collectively, we refer to as the Viveve® System. The Viveve System is currently being marketed around the world (outside of the United States) for the non-invasive treatment of vaginal introital laxity, sexual function, vaginal rejuvenation, and stress urinary incontinence depending on the relevant country-specific clearance or approval, that we refer to as the Viveve treatment.

At this time, the Viveve System is indicated for use and being marketed for use in general surgical procedures for electrocoagulation and hemostasis in the United States; the device has not been cleared or approved for use for the treatment of vaginal laxity, to improve sexual function, for vaginal rejuvenation, or for stress urinary incontinence in the United States. Accordingly, the Company is prohibited under current U.S. regulations from promoting it to physicians or consumers for these unapproved uses. We believe the Viveve System and Viveve treatment provide a number of benefits for physicians and patients, including:

●	a safe, minimally-invasive, non-ablative procedure;
●	requiring only a single treatment;
●	compelling physician economics; and
●	ease of use.

In the U.S., the Viveve System is sold through a direct sales force. In other regions, we market and sell primarily through a network of distribution partners.

Currently, the Viveve System is cleared for marketing in 57 countries throughout the world under the following indications for use:

Indication for Use:	No. of Countries:
General surgical procedures for electrocoagulation and hemostasis	4	(including the U.S.)
General surgical procedures for electrocoagulation and hemostasis of vaginal tissue and the treatment of vaginal laxity	32
For treatment of vaginal laxity	4
For treatment of the vaginal introitus, after vaginal childbirth, to improve sexual function	14
General surgical procedures for electrocoagulation and hemostasis as well as for the treatment of vaginal laxity	1
For vaginal rejuvenation	1
For treatment of vaginal laxity and to improve mild urinary incontinence and sexual function	1

As of March 31, 2020, we have a global installed base of 849 Viveve Systems and we have sold approximately 43,475 single-use treatment tips worldwide.

On September 23, 2014, Viveve Medical, Inc. (formerly PLC Systems, Inc.), a Delaware corporation (“Viveve Medical”, “Viveve”, “we”, “us” or “our”) completed a reverse acquisition and recapitalization pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Merger Agreement”) by and among PLC Systems Acquisition Corp., a wholly owned subsidiary of PLC Systems Inc., with and into Viveve, Inc., a Delaware corporation (the “Merger”). Viveve, Inc. is a Delaware corporation that was incorporated in 2005 by Jonathan Parmer, MD, an OBGYN physician, and is a wholly-owned subsidiary of Viveve Medical, Inc. In conjunction with the Merger, we changed our name from PLC Systems Inc. to Viveve Medical, Inc. to better reflect our new business.

We are currently located at 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado 80112 and our telephone number is (720) 696-8100. Our website can be accessed at www.viveve.com. The information contained on or that may be obtained from our website is not a part of this report.

Issuance of Securities to the Selling Stockholders

On April 16, 2020, we entered into letter agreements with certain of our warrant holders, or the Warrant Holders, who were previously issued Series A Common Stock Purchase Warrants and Series B Common Stock Purchase Warrants, or collectively the Original Warrants, pursuant to which such Warrant Holders agreed to exercise their Original Warrants. The Original Warrants and the shares of our common stock underlying them were issued and sold by us pursuant to a registration statement on Form S-1, which was initially filed with the SEC on September 5, 2019 and declared effective on November 22, 2019 (File No. 333-233639).

On April 20, 2020, pursuant to the letter agreements described above, in consideration of the Warrant Holders exercising Original Warrants to purchase 5,063,374 shares of our common stock underlying the Original Warrants, we issued to the Warrant Holders new Series A-2 Common Stock Purchase Warrants and Series B-2 Common Stock Purchase Warrants, or collectively the New Warrants, to purchase 5,063,374 shares of our common stock. The New Warrants have an exercise price of $0.6371 per share. We raised approximately $3.1 million in gross proceeds in this transaction.

The issuance of the New Warrants was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Act and Rule 506 of Regulation D promulgated thereunder. We are filing this prospectus to register the issuance of the shares of our common stock underlying the New Warrants upon the exercise of the New Warrants.

The Offering

Common Stock being offered by Selling Stockholders:	5,063,374 shares of common stock issued or issuable upon exercise of the New Warrants.

Outstanding Shares of Common Stock:	15,091,577 shares (as of May 13, 2020)

Common Stock to be Outstanding after Exercise of New Warrants covered hereby:	20,154,951 shares (as of May 13, 2020)

Use of Proceeds:

If all of the New Warrants for which the underlying shares are registered were exercised for cash at the current exercise price, we would receive total proceeds of approximately $3.2 million.  In the event that the exercise price of the New Warrants is reduced upon a subsequent offering by us at a lower price pursuant to the terms thereof, the proceeds shall reduce correspondingly. We cannot assure you that any of the New Warrants will be exercised. See “Use of Proceeds.”

Risk Factors:

See “Risk Factors” beginning on page 3 and other information included in and incorporated by reference into this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in, or incorporated by reference into, this prospectus, the applicable prospectus supplement and any related free writing prospectus, you should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act (including by the filing of Current Reports on Form 8-K), when determining whether or not to purchase the securities offered under this prospectus and the prospectus supplement. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and trading price of our common stock.

USE OF PROCEEDS

If the selling stockholders exercise any Warrants, we will receive the amount of the exercise price. The maximum total exercise price is approximately $3.2 million, which we would receive only if all of the Warrants for which the underlying shares of common stock are being registered were exercised for cash at their present exercise price, which is $0.6371 per share. In the event that the exercise price of the Warrants is reduced upon a subsequent offering by us at a lower price pursuant to the terms of the Warrants, the proceeds shall reduce correspondingly. Any proceeds which we receive from the exercise of the Warrants would be used for working capital and general corporate purposes. We cannot assure you that any of the Warrants will be exercised.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of May 6, 2020, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The following table sets forth, as to each of the selling stockholders, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

	Beneficial Ownership of Shares of Common Stock*		Number of Shares	Shares Beneficially Owned Assuming Sale of Shares Registered*
Name of Shareholder	Number of Shares	Percentage	Registered for Resale	Number of Shares	Percentage
Armistice Capital Master Fund Ltd. (1)	2,452,903	13.98%	840,000	1,612,903	9.66%
Lincoln Park Capital Fund, LLC (2)	2,580,644	14.60%	1,290,322	1,290,322	7.88%
Hudson Bay Master Fund Ltd. (3)	2,580,644	14.60%	1,290,322	1,290,322	7.88%
Heights Capital Management, Inc. (4)	2,532,280	14.37%	1,266,140	1,266,140	7.74%
Bigger Capital Fund, LP (5)	38,990	0.26%	38,990	-	-
District 2 Capital LP (6)	174,600	1.14%	174,600	-	-
Alyeska Funds (7)	163,000	1.07%	163,000	-	-

Total	10,523,061		5,063,374	5,459,687

*	These numbers are based on a total of 15,091,577 shares of common stock outstanding.

(1)

Consists solely of  warrants to purchase shares of common stock exercisable within 60 days of May 6, 2020. The business address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, L.L.C., 510 Madison Avenue, 7th Floor, New York, New York 10022. Steven Boyd, the managing member of Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd., has the power to vote and dispose of the shares held by Armistice Capital Master Fund Ltd. and may be deemed to be the beneficial owner of these shares.

(2)

Consists solely of warrants to purchase shares of common stock exercisable within 60 days of May 6, 2020. The business address of Lincoln Park Capital Fund, LLC is 440 North Wells Street, Suite 410, Chicago, Illinois 60654. Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares owned by Lincoln Park Capital Fund, LLC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares.

(3)

Consists solely of warrants to purchase shares of common stock exercisable within 60 days of May 6, 2020. The business address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, New York 10017. Hudson Bay Capital management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these shares. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these shares.

(4)

Consists solely of warrants to purchase shares of common stock exercisable within 60 days of May 6, 2020. The business address of Heights Capital Management, Inc. is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as investment manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the registration statement of which this prospectus is a part.

(5)

Consists solely of warrants to purchase shares of common stock exercisable within 60 days of May 6, 2020. The business address of Bigger Capital Fund, LP is 175 West Carver, Huntington, New York 11743. Michael Bigger, the managing member of Bigger Capital GP, LLC, the general partner of Bigger Capital Fund, LP, has the power to vote and dispose of the shares held by Bigger Capital Fund, LP and may be deemed to be the beneficial owner of these shares.

(6)

Consists solely of warrants to purchase shares of common stock exercisable within 60 days of May 6, 2020. The business address of District 2 Capital LP is 175 West Carver, Huntington, New York 11743. Eric Schlanger and Michael Bigger, partners of the investment manager of District 2 Capital LP, have the power to vote and dispose of the shares held by District 2 Capital LP and may be deemed to be the beneficial owner of these shares.

(7)

Includes Alyeska Master Fund, L.P., Alyeska Master Fund 2, L.P. and Alyeska Master Fund 3, L.P., or collectively, the Alyeska Funds. Consists solely of warrants to purchase shares of common stock exercisable within 60 days of May 6, 2020. The business address of the Alyeska Funds is 77 West Wacker, Suite 700, Chicago, Illinois 60601. Anand Parekh, CEO of Alyeska Investment Group, L.P., manager of each of the Alyeska Funds, has the power to vote and dispose of these shares and may be deemed to be the beneficial owner of these shares.

A person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. As of May 6, 2020 there were 15,091,577 shares of our common stock issued and outstanding.

Some of the selling stockholders are broker-dealers or affiliates thereof as set forth in the table above.

Neither we nor our predecessor engaged in any securities transactions with any of the selling stockholders, their affiliates or any person which whom any selling stockholder has a contractual relationship regarding the sale by us of our securities to the selling stockholders. We have been advised by the selling stockholders that they do not have a short position in our common stock. Except as described in this prospectus, we do not have any agreements or understandings with any of the selling stockholders or any of their affiliates or any person known to us to have a contractual relationship with any of the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions, including gifts;
●	covering short sales made after the date of this prospectus;
●	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method of sale permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders and their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be an “underwriters” as that term is defined under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, but excluding brokerage commissions.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders propose to sell shares to an underwriter, we will be required to amend this prospectus to reflect the terms of the underwritten offering.

The selling stockholders may pledge shares to brokers under the margin provisions of customer agreements. If the selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event a selling stockholder is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and the broker-dealer.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation, or our charter, and amended and restated by-laws, or our by-laws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Of our 10,000,000 shares of preferred stock, 5,473,410 shares are designated Series A preferred stock and 100,000 shares are designated Series B preferred stock.

As of May 6, 2020, 15,091,577 shares of our common stock were outstanding, zero shares of our Series A preferred stock were outstanding, and 32,667 shares of our Series B preferred stock were outstanding. Our common stock was held by 118 stockholders of record as of such date.

Common Stock

The holders of common stock are entitled to one vote per share. Our amended and restated certificate of incorporation and amendments thereto and forms of certificates of designation of our Series A preferred stock and Series B preferred stock (collectively, the “Charter”) does not expressly prohibit cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Our common stock is listed on The Nasdaq Capital Market under the symbol “VIVE.” The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. The directors may from time to time by resolution passed before the issue of any preferred stock of any particular series, fix the number of shares of preferred stock of any particular series, determine the designation of the shares of preferred stock of that series and create, define and attach special rights and restrictions to the shares of preferred stock of that series including, but without in any way limiting or restricting the generality of the foregoing: the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative; the dates, places and currencies of payment thereof; the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium; conversion or exchange rights or rights of retraction (provided that any such conversion or exchange rights or rights of retraction shall be in accordance with the provisions existing at the time of creation of such series relating to conversion, exchange, or retraction as prescribed by the policies of any stock exchange on which our shares are then listed); the terms and conditions of any share purchase plan or sinking fund; and voting rights and restrictions.

Holders of preferred stock will be entitled, on the distribution of our assets or in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or on any other distribution of our assets among our stockholders for the purpose of winding-up our affairs, to receive before any distribution to be made to holders of common stock or any other shares of stock ranking junior to the preferred stock with respect to repayment of capital, but after any distributions shall be made on any Series B preferred stock or any of our existing or future indebtedness, the amount due to the holders of preferred stock in accordance with our Charter with respect to each share of preferred stock held by them, together with all accrued and unpaid cumulative dividends on Series B preferred stock and any preferential dividends on any other series of preferred stock, and all declared and unpaid non-cumulative dividends (if any and if preferential) on any series of preferred stock.

Except for voting rights that may be attached to any series of the preferred stock by the directors, holders of preferred stock will not be entitled to vote at any meeting of our stockholders. Holders of Series A preferred stock and Series B preferred stock do not have any rights with respect to such shares prior to conversion of such shares to common stock. Holders of preferred stock will be given notice of and be invited to attend meetings of our voting stockholders.

It is not possible to state the actual effect of the issuance of any other preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

●	impairing dividend rights of our common stock;
●	diluting the voting power of our common stock;
●	impairing the liquidation rights of our common stock; and
●	delaying or preventing a change of control without further action by our stockholders.

Below is a description of the terms of the Series A preferred stock and Series B preferred stock.

Series A Preferred Stock

General. The preferences and rights of the Series A preferred stock are as set forth in a Certificate of Designation of Series A preferred stock, or the Series BA Certificate of Designation, included as Exhibit 3.4 to the registration statement of which this prospectus forms a part. The following is a summary of the material terms of our Series A Preferred stock and is qualified in its entirety by the Series A Certificate of Designation. Please refer to the Series A Certificate of Designation for more information on the preferences, rights and limitations of Series A preferred stock. There are no shares of Series A preferred stock outstanding as of May 6, 2020.

Conversion. Each share of Series A preferred stock is convertible at any time at the holder’s option into one share of common stock, which conversion ratio is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Notwithstanding the foregoing, the Series A Certificate of Designation will further provide that we shall not effect any conversion of the Series A preferred stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series A preferred stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Series A Preferred Stock Beneficial Ownership Limitation”).

Liquidation Preference. In the event of a liquidation, the holders of Series A preferred stock are entitled to participate on an as-converted-to-common-stock basis with holders of the common stock in any distribution of assets of the Company to the holders of the common stock.

Voting Rights. With certain exceptions, as described in the Series A Certificate of Designation, the Series A preferred stock have no voting rights. However, as long as any shares of Series A preferred stock remain outstanding, the Series A Certificate of Designation provides that we shall not, without the affirmative vote of holders of a majority of the then-outstanding shares of Series A preferred stock: (a) alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the Series A Certificate of Designation, (b) increase the number of authorized shares of Series A preferred stock or (c) effect a stock split or reverse stock split of the Series A preferred stock or any like event.

Dividends. The Series A Certificate of Designation provides, among other things, that we shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as we pay dividends on each share of Series A preferred stock on an as-converted basis. Other than as set forth in the previous sentence, the Series A Certificate of Designation provides that no other dividends shall be paid on shares of Series A preferred stock and that we shall pay no dividends (other than dividends in the form of common stock) on shares of common stock unless we simultaneously comply with the previous sentence.

Repurchase Restrictions. The Series A Certificate of Designation does not provide for any restriction on the repurchase of Series A preferred stock by us while there is any arrearage in the payment of dividends on the Series A preferred stock. There is no sinking fund provision applicable to the Series A preferred stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series A preferred stock. Shares of Series A preferred stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. We do not intend to apply for listing of the Series A preferred stock on any securities exchange or other trading system.

Forum Selection and Waiver of Trial by Jury. The Series A Certificate of Designation sets the state and federal courts sitting in the City of Wilmington (the “Delaware Courts”) or the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”) as the non-exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the Series A Certificate of Designation (the “DE and NY Forum Provision”); provided, however, that this DE and NY Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The DE and NY Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the States of Delaware or New York. Additionally, the DE and NY Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the Series A Certificate of Designation, which may discourage the filing of such lawsuits. The purchasers of Series A preferred stock also waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Series A Certificate of Designation; provided, however, that this waiver does not apply to any actions arising under the Securities Act or the Exchange Act. The waiver of a trial by jury may disadvantage a purchaser of the Series A preferred stock to the extent a judge might be less likely than a jury to resolve an action in the purchaser’s favor. Further, if a court were to find this DE and NY Forum Provision or the waiver of jury trial inapplicable to, or unenforceable in respect of, an action or proceeding against us, then we may incur additional costs associated with resolving these matters, which could adversely affect our business and financial condition.

Series B Preferred Stock

General. The preferences and rights of the Series B preferred stock are as set forth in a Certificate of Designation of Series B preferred stock, or the Series B Certificate of Designation, included as Exhibit 3.5 to the registration statement of which this Prospectus forms a part. The following is a summary of the material terms of our Series B Preferred stock and is qualified in its entirety by the Series B Certificate of Designation. Please refer to the Series B Certificate of Designation for more information on the preferences, rights and limitations of Series B preferred stock. The Series B preferred stock is owned solely by CRG.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series B preferred stock will be entitled to receive distributions out of our assets, whether capital or surplus, of the greater of (i) an amount equal to $1,000 per share plus accrued and unpaid dividends thereon or (ii) such amount as would be payable if the Series B preferred stock had been converted to common stock. Amounts payable to the Series B preferred stock upon any dissolution, liquidation or winding up are payable prior and in preference to the payment of any amounts to the holders of Series B preferred stock or common stock.

Dividends. Holders of the Series B preferred stock are entitled to receive accruing dividends of 12.5% per annum, which dividends are cumulative and quarterly compounded. The holders of Series B preferred stock will be entitled to receive an amount equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. We have an option to pay the Series B preferred stock’s accruing dividend in additional shares of Series B preferred stock.

Conversion.  Subject to the limitation described below, each share of Series B preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing $1,000 by the conversion price of $20.00 (subject to adjustment as described below). This right to convert is limited by the beneficial ownership limitation described below. Series B preferred stock is not convertible until we file a Charter amendment to authorize 125 million shares of common stock under our Charter, following approval from our board of directors and stockholders. We are obligated to CRG to seek such Charter amendment to make the Series B preferred stock convertible. We expect to do a reverse stock split of our common stock (subject to stockholder approval) in lieu of such authorized common stock increase and thereafter file a certificate of amendment to the certificate of designation of Series B preferred stock to make such stock convertible to satisfy our obligation to CRG.

Lockup. The Series B preferred stock and any of our common stock issued upon the conversion thereof is subject to lock-up terms with us until November 22, 2020. This means that, during the lock-up period, CRG may not offer for sale, contract to sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, such securities. CRG also agreed, in an agreement with the underwriters for our public offering in November 2019, to similar lock-up restrictions on the resale or transfer of such securities until November 22, 2020.

Forced Conversion. Beginning on November 26, 2020, if the Company’s average market capitalization is at least $150,000,000 both (i) on a given date, based on the closing price and number of shares outstanding and (ii) for the prior quarter, based on the volume-weighted average closing price during such quarter and number of shares outstanding on the last day of such quarter, the Series B preferred stock is subject to mandatory conversion (subject to the beneficial ownership limitation below).

Beneficial Ownership Limitation. A holder shall have no right to convert any portion of Series B preferred stock, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election by a holder any higher or lower percentage) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. A holder of Series B preferred stock may adjust the percentage of the beneficial ownership upon not less than 61 days prior notice. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Holders of Series B preferred stock who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires Series B preferred stock with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

Optional Redemption. Subject to the terms of the certificate of designation, the Company holds an option to redeem some or all the Series B preferred stock for the amount per share otherwise payable upon a liquidation, dissolution or winding up of the Company, upon 30 days prior written notice to the holder of the Series B preferred stock.

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then effective conversion price by a fraction, the numerator of which shall be the number of shares of common stock (including shares issuable upon conversion of the Series B preferred stock) outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event (assuming conversion of the Series B preferred stock).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series B preferred stock will be entitled to receive upon conversion of the Series B preferred stock the same kind and amount of securities, cash or property which the holders would have received had they converted the Series B preferred stock immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series B preferred stock.

Voting Rights, etc. Except as otherwise provided in the Series B Certificate of Designation or required by law, the Series B preferred stock has no voting rights. However, as long as any shares of Series B preferred stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B preferred stock, (i) liquidate, dissolve, or wind up the Company; (ii) alter or amend the certificate of incorporation, Series B Certificate of Designation or bylaws of the Company in a manner adverse to the Series B preferred stock; (iii) create or amend the terms of any securities so as to create, securities pari passu or senior to the Series B preferred stock; (iv) purchase, redeem or make any dividend upon shares of capital stock other than certain limited exceptions; or (v) issue any additional Series B preferred stock.

Fractional Shares. No fractional shares of common stock will be issued upon conversion of Series B preferred stock. Rather, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of common stock.

The Series B preferred stock was issued in book-entry form with VStock Transfer, LLC as preferred stock agent, and is represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. There is no established public trading market for the Series B preferred stock and we do not expect a market to develop. We have not listed and do not plan on applying to list the Series B preferred stock on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

The transfer agent for our Series B preferred stock is VStock Transfer, LLC.

Warrants

Below is a description of our warrants to purchase shares of common stock.

CRG Warrants

General. As of May 6, 2020, we had Common Stock Purchase Warrants issued to affiliates of CRG LP, or CRG Warrants, outstanding and exercisable for 9,893,776 shares of common stock. The material terms and provisions of the CRG Warrants are summarized below. This summary of some provisions of the CRG Warrants is not complete. For the complete terms of the CRG Warrants, you should refer to the Form of CRG Common Stock Purchase Warrant, a copy of which is filed as Exhibit 4.15 to the registration statement of which this prospectus forms a part.

Exercise of CRG Warrants. Each CRG Warrant is exercisable to purchase one share of our common stock, with an exercise price equal to $1.836 per share The CRG Warrants are represented in a certificated form held by the holder thereof. The holder of a CRG Warrant is not deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below, the CRG Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of CRG Warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% of the shares of our common stock then outstanding after giving effect to such exercise. CRG Warrants are not exercisable until we file a Charter amendment to authorize 125 million shares of common stock under our Charter, following approval from our board of directors and stockholders. We are obligated to CRG to seek such Charter amendment to make the CRG Warrants exercisable. We expect to do a reverse stock split of our common stock (subject to stockholder approval) in lieu of such authorized common stock increase and thereafter amend the CRG Warrants to make them exercisable to satisfy our obligation to CRG.

The exercise price and the number of shares issuable upon exercise of the CRG Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The warrant holders must pay the exercise price in cash upon exercise of the CRG Warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of a CRG Warrant, we will issue the shares of common stock issuable upon exercise of the CRG Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any CRG Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the CRG Warrants only if the issuance of the shares of common stock upon exercise of such warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the CRG Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the CRG Warrants unless, after six month of the date of their issuance, there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the CRG Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Lockup. The CRG Warrants and any of our common stock issued upon the exercise of the CRG Warrants are subject to lock-up terms with us until November 22, 2020. This means that, during the lock-up period, CRG may not offer for sale, contract to sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, such securities. CRG also agreed, in an agreement with the underwriters for our public offering in November 2019, to similar lock-up restrictions on the resale or transfer of such securities until November 22, 2020.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the CRG Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the CRG Warrants. Additionally, as more fully described in the CRG Warrants, in the event of certain fundamental transactions, the holders of the CRG Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the CRG Warrants on any securities exchange or other trading system.

Forum Selection. The CRG Warrants set the state and federal courts sitting in the City of New York, Borough of Manhattan as the exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the CRG Warrants (the “New York Forum Provision”); provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the CRG Warrants, which may discourage the filing of such lawsuits.

2019 Original Warrants

General. As of May 6, 2020, we had 1,572,529 Series A Common Stock Purchase Warrants (or Series A warrants) and 7,131,090 Series B Common Stock Purchase Warrants (or Series B warrants), or collectively the Original Warrants, outstanding and exercisable for shares of common stock. The material terms and provisions of the Original Warrants are summarized below. This summary of some provisions of the Original Warrants is not complete. For the complete terms of the Original Warrants, you should refer to the Form of Series A/B Common Stock Purchase Warrant, a copy of which is filed as Exhibit 4.14 to the registration statement of which this prospectus forms a part. The Original Warrants were issued in book-entry form and are represented only by one or more global warrants deposited with VStock Transfer LLC, the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercise of the Original Warrants. Each Original Warrant is exercisable to purchase one share of our common stock, with an initial exercise price equal to $1.55 per share upon issuance thereof, which was reduced to $0.61 per share on April 15, 2020 The Original Warrants are governed by the terms of a global warrant held in book-entry form. The holder of an Original Warrant is not deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below the Original Warrants are immediately exercisable upon issuance. The Series A warrants expire on the one (1) year anniversary of the issuance date, and the Series B warrants expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of the Original Warrants does not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the Original Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The exercise price of the Original Warrants is also subject to appropriate adjustment in the event of subsequent equity sales of common stock or securities convertible into common stock for an exercise price per share less than the exercise price per share of the Original Warrants then in effect. The warrant holders must pay the exercise price in cash upon exercise of the Original Warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of an Original Warrant, we will issue the shares of common stock issuable upon exercise of the Original Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Original Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the Original Warrants only if the issuance of the shares of common stock upon exercise of the Original Warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. The Original Warrants are presently covered by an effective registration statement and we intend to use commercially reasonable efforts to have such registration statement effective when the Original Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the Original Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the Original Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Original Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Original Warrants. Additionally, as more fully described in the Original Warrants, in the event of certain fundamental transactions, the holders of the Original Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the Original Warrants on any securities exchange or other trading system.

Forum Selection. The Original Warrant sets the state and federal courts sitting in the City of New York, Borough of Manhattan as the exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the Original Warrant (the “New York Forum Provision”); provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the Original Warrant, which may discourage the filing of such lawsuits.

2020 New Warrants

General. As of May 6, 2020, we had 4,820,584 Series A-2 Common Stock Purchase Warrants and 242,790 Series B-2 Common Stock Purchase Warrants, or collectively the New Warrants, outstanding and exercisable for shares of common stock. The material terms and provisions of the New Warrants are summarized below. This summary of some provisions of the New Warrants is not complete. For the complete terms of the New Warrants, you should refer to the Form of Series A-2/B-2 Common Stock Purchase Warrant, a copy of which is filed as Exhibit 4.16 to the registration statement of which this prospectus forms a part.

Exercise of New Warrants. Each New Warrant is exercisable to purchase one share of our common stock, with an exercise price equal to $0.6371 per share The New Warrants are represented in a certificated form held by the holder thereof. The holder of a New Warrant is not deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below the New Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of New Warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the New Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. Subject to stockholder approval for purposes of Nasdaq Listing Rule 5635(d), the exercise price of the New Warrants is subject to appropriate adjustment in the event of subsequent equity sales of common stock or securities convertible into common stock for an exercise price per share less than the exercise price per share of the Series A warrants then in effect. The warrant holders must pay the exercise price in cash upon exercise of the New Warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of a New Warrant, we will issue the shares of common stock issuable upon exercise of the New Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any New Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the New Warrants only if the issuance of the shares of common stock upon exercise of such warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the New Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the New Warrants unless, after six month of the date of their issuance, there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the New Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the New Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the New Warrants. Additionally, as more fully described in the New Warrants, in the event of certain fundamental transactions, the holders of the New Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the New Warrants on any securities exchange or other trading system.

Forum Selection. The New Warrants set the state and federal courts sitting in the City of New York, Borough of Manhattan as the exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the New Warrants (the “New York Forum Provision”); provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the New Warrants, which may discourage the filing of such lawsuits.

Other Outstanding Warrants

As of May 6, 2020, we have warrants issued and outstanding other than those disclosed above for the purchase of up to 5,136 shares of our common stock, at exercise prices ranging from $272.00 to $950.00 per share.

CRG Registration Rights

In November 2019, we entered into a Registration Rights Agreement with CRG pursuant to which we agreed to, upon request of the majority holders of the registrable securities (consisting of common stock issued or issuable upon the conversion of Series B preferred stock, and common stock issued or issuable upon the exercise of the CRG Warrants), effect the registration of all shares of the registrable securities. Additionally, the Registration Rights Agreement provides that the holders of registrable securities will be entitled to have their stock included on any Company initiated registration statements, subject to limitations including a reduction in the number of shares included in registration statements based on the discretion of any underwriters. The Company will bear the costs of any registration statement effected pursuant to the Registration Rights Agreement, and will provide customary indemnification and reimburse legal fees to participating purchasers. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 10.2 to the registration statement of which this prospectus forms a part.

Delaware as the Exclusive Jurisdiction for State Law Claims

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for: (1) any derivative action or proceeding brought on the Company's behalf; (2) any action asserting a claim of, or a claim based on, breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us or our directors, officers, employees or stockholders arising pursuant to any provision of the Delaware General Corporation Law or our Charter and our amended and restated bylaws (“Bylaws”); or (4) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”); provided, however, that this Delaware Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act.  The Delaware Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of such lawsuits.  The Court of Chancery of the State of Delaware may also reach different judgment or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Antitakeover Effects of Delaware Law and Provisions of our Charter and Bylaws

Certain provisions of the Delaware General Corporation Law and of our Charter and Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us unless such takeover or change of control is approved by the board of directors. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Provisions of our Charter and Bylaws

Our Charter and Bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. In accordance with our Charter, our board is divided into three classes serving staggered three-year terms, with one class being elected each year. Our Charter also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

No written consent of stockholders. Our Charter provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholder without holding a meeting of stockholders.

Meetings of stockholders. Our Bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our Bylaws.

Amendment to Charter and Bylaws. As required by the Delaware General Corporation Law, any amendment of our Charter must first be approved by a majority of our board of directors, and if required by law or our Charter, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our Charter must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the Bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated preferred stock. Our Charter provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Goodwin Procter LLP, Redwood City, California. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Viveve Medical, Inc. as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, have been incorporated in this Registration Statement on Form S-3 by reference to its Annual Report on Form 10-K for year ended December 31, 2019 have been incorporated in reliance on the report (which contains an explanatory paragraph relation to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). Copies of certain information filed by us with the SEC are also available on our website at us.viveve.com. The information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with SEC rules and regulations. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus, and the information that we file later with the SEC will automatically update and, where applicable, supersede the information already incorporated by reference. We incorporate by reference the documents listed below that we filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 19, 2020;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 14, 2020;

●	our Current Reports on Form 8-K filed with the SEC on April 9, 2020, April 15, 2020, April 16, 2020, April 17, 2020, April 24, 2020, and May 6, 2020;

●

the description of our common stock contained in our registration statement on Form 10-K filed with the SEC on March 19, 2020, including any amendments or reports filed for the purposes of updating this description; and

●

all future documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all filings made after the date of the filing of this registration statement and prior to the effectiveness of this registration statement, prior to the termination of the offering of the underlying securities; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

Upon request, either orally or in writing, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing us at the following address: Viveve Medical, Inc., 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado 80112.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

5,063,374 Shares

Common Stock

PROSPECTUS

                              , 2020

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses payable by Viveve Medical, Inc. (the “Registrant” or the “Company”) in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission (the “SEC”) registration fee.

SEC registration fee	$418
Legal fees and expenses	15,000
Accounting fees and expenses	6,000
Printing fees and expenses	2,000
Miscellaneous	582
Total	$24,000

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our amended and restated certificate of incorporation and amended and restated by-laws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our amended and restated by-laws provide that:

●

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

●

we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Company and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that the Company’s obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended.

Item 16. Exhibits

A list of all exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (l)(i), (l)(ii) and (l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

(8) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective;

(9) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (1)
3.2	Articles of Amendment to the Articles of Continuance of Viveve Medical, Inc. (2)
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (3)
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock (4)
3.5	Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock (4)
3.6	Amended and Restated Bylaws (1)
4.1	Specimen Common Stock Certificate (5)
4.2	Common Stock Purchase Warrant issued on February 17, 2015 to Scott Durbin (6)+
4.3	Common Stock Purchase Warrant issued on February 17, 2015 to Jim Robbins (6)+
4.4	Common Stock Purchase Warrant issued on February 17, 2015 to Patricia Scheller (6)+
4.5	Common Stock Purchase Warrant issued on May 12, 2015 to James Atkinson (6)+
4.6	Common Stock Purchase Warrant issued on December 16, 2015 to James Atkinson (6)+
4.7	Common Stock Purchase Warrant issued on December 16, 2015 to Jim Robbins (6)+
4.8	Common Stock Purchase Warrant issued on April 1, 2016 to Dynamic Medical Technologies (Hong Kong) Limited (8)
4.9	Common Stock Purchase Warrant issued on May 11, 2016 to Theresa Stern (4)
4.10	Common Stock Purchase Warrant issued on May 11, 2016 to Chris Rowan (4)
4.11	Common Stock Purchase Warrant issued on June 20, 2016 to Western Alliance Bank (9)
4.12	Common Stock Purchase Warrant, dated May 25, 2017, by and between the Registrant and CRG Partners III - Parallel Fund "A" L.P. (10)
4.13	Common Stock Purchase Warrant, dated May 25, 2017, by and between the Registrant and CRG Partners III L.P. (10)
4.14	Form of Series A/B Common Stock Purchase Warrant issued on November 26, 2019 (4)
4.15	Form of Common Stock Purchase Warrant issued to affiliates of CRG LP on November 26, 2019 (4)
4.16	Warrant Agent Agreement by and between VStock Transfer LLC and the Registrant (4)
4.17	Form of Series A-2/B-2 Common Stock Purchase Warrant issued on April 20, 2020 (11)
5.1	Opinion of Goodwin Procter LLP
10.1	Inducement Offer to Exercise Common Stock Purchase Warrants (11)
10.2	Form of Registration Rights Agreement by and between the Registrant and CRG (4)
23.1	Consent of BPM LLP
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this registration statement)

(1) Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission on August 17, 2017.

(2) Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission on April 14, 2016.

(3) Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission on September 18, 2019.

(4) Incorporated by reference from the Form S-1/A filed with the Securities and Exchange Commission on November 21, 2019.

(5) Incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 5, 2017.

(6) Incorporated by reference from the Form 10-K filed with the Securities and Exchange Commission on March 24, 2016.

(7) Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2016.

(8) Incorporated by reference from the Form 10-Q filed with the Securities and Exchange Commission on May 13, 2016.

(9) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2016.

(10) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2017.

(11) Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission on April 17, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 14th day of May, 2020.

VIVEVE MEDICAL, INC.

By:	/s/ Scott Durbin
Scott Durbin
Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Scott Durbin and Jim Robbins, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Durbin	Chief Executive Officer and Director	May 14, 2020
Scott Durbin	(Principal Executive Officer)

/s/ Jim Robbins	Vice President of Finance and Administration	May 14, 2020
Jim Robbins	(Principal Accounting and Financial Officer)

/s/ Steven Basta	Chairman of the Board of Directors	May 14, 2020
Steven Basta

/s/ Debora Jorn	Director	May 14, 2020
Debora Jorn

/s/ Arlene Morris	Director	May 14, 2020
Arlene Morris